ANGEL OAK FUNDS TRUST
AMENDED AND RESTATED
DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
(12b-1 Plan)
The following Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Angel Oak Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of each series of the Trust listed on Schedule A (the “Funds”).  The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such Plan.
In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of each of the Funds and its shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.
The provisions of the Plan are as follows:
1.Payments by the Funds to Promote the Sale of Fund Shares
The Trust, on behalf of each of the Funds, will pay Quasar Distributors, LLC (the “Distributor”), as principal underwriter of each Fund’s shares, a distribution fee of up to 0.25% of the average daily net assets of each Fund’s shares in connection with the distribution of Fund shares, including, but not necessarily limited to, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Distributor may pay all or a portion of the distribution fee to any registered securities dealer, financial institution, or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (a “Rule 12b-1 Agreement”), a form of which is attached hereto as Appendix A with respect to each of the Funds. To the extent not so paid by the Distributor such amounts may be retained by the Distributor. Payment of these fees shall be made promptly following the close of each month.
2.Rule 12b-1 Agreements
(a)No Rule 12b-1 Agreement shall be entered into with respect to the Funds and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.  The form of Rule 12b-1 Agreement relating to the Funds attached hereto as Appendix A has been approved by the Trust’s Board of Trustees as specified above.
(b)Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.
(c)No Rule 12b-1 Agreement may be entered into unless it provides: (i) that it may be terminated with respect to the Funds at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Funds, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1

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Agreement, and (ii) that it shall automatically terminate in the event of its assignment, as such term is defined in the 1940 Act.
(d)Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.
3.Quarterly Reports
The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.
4.Effective Date and Duration of the Plan
The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such Plan, or at such later date as specified by the Board of Trustees, as applicable.  The Plan shall continue in effect with respect to each Fund for a period of one year from its commencement of operations unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to each Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such continuance.  The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to each Fund at any time, without penalty, on not more than 60 days’ written notice by a majority vote of the outstanding voting securities of the Fund, or by vote of a majority of the Independent Trustees.
5.Selection of Independent Trustees
During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.
6.Amendments
All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by any Fund hereunder without the approval by a majority vote of shareholders of the Fund.
7.Recordkeeping
The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: September 28, 2022. Reviewed/Amended: September 27, 2023 (no changes), December 6, 2023.

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Schedule A

Name of Series	12b-1 Fees
Angel Oak Income ETF	up to 0.25%
Angel Oak UltraShort Income ETF Angel Oak Mortgage-Backed Securities ETF	up to 0.25% up to 0.25%

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Appendix A

Rule 12b-1 Related Agreement

Quasar Distributors, LLC
111 East Kilbourn Avenue, Suite 2200
Milwaukee, WI 53202

Financial Intermediary
[Address]
[Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Angel Oak Funds Trust (the “Trust”), on behalf of each series of the Trust (the “Funds”) listed on Schedule A hereto, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit each of the Funds and their shareholders.

1.           To the extent you provide distribution and marketing services in the promotion of the Funds’ shares and/or services to the Funds’ shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Funds and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933, the U.S. PATRIOT Act of 2001 and any applicable rules of the Financial Industry Regulatory Authority.

2.           You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.           We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.           This Rule 12b-1 Agreement may be terminated by the vote of: (a) a majority of the outstanding voting securities of the applicable Fund, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty.  In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment, as such term is defined in the 1940 Act.  This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon affecting any purchases of shares for your own account or on behalf of any of your customers’ accounts following your receipt of such notice.

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5.           This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in accordance with the requirements of Rule 12b-1 and applicable law at a meeting called for the purpose of voting thereon.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By: __________________________
Teresa Cowan, President

Accepted:

_____________________________
(Dealer or Service Provider Name)

_____________________________
(Street Address)

_____________________________
(City)(State)(ZIP)

_____________________________
(Telephone No.)

By: __________________________
(Name and Title)

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Schedule A
to the
Rule 12b-1 Agreement
for the Angel Oak Funds Trust

Name of Series	12b-1 Fees
Angel Oak Income ETF	0.25%
Angel Oak UltraShort Income ETF	0.25%
Angel Oak Mortgage-Backed Securities ETF	0.25%

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you the fee shown above calculated as follows:

The above fee as a percentage of the average daily net assets of the Funds (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Funds’ current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

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